As filed with the Securities and Exchange Commission on September 4, 2015

Registration Nos. 333-204295, 333-202783,
333-147226 and 333-136290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RELIANCE STEEL & ALUMINUM CO.

(Exact name of Registrant as specified in its charter)

Delaware	95-1142616
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

350 South Grand Avenue, Suite 5100

Los Angeles, California 90071

(213) 687-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Reliance Steel & Aluminum Co. Directors Equity Plan

Reliance Steel & Aluminum Co. Employee Stock Ownership Plan

Reliance Steel & Aluminum Co. Master 401(k) Plan

Precision Strip Retirement and Savings Plan

Reliance Steel & Aluminum Co. Amended and Restated Stock Option and Restricted Stock Plan

(Full title of the plan)

William A. Smith II

Senior Vice President, General Counsel and Corporate Secretary

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, California 90071

(Name and address of agent for service)

(213) 687-7700

(Telephone number, including area code, of agent for service)

Copies to:

John B. Beckman

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum

Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of

to be Registered	Registered(1)	Share(2)	Price	Registration Fee

Common Stock, par value $0.001 per share	N/A	N/A	N/A	N/A

(1)

The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333- 204295, 333-202783, 333-147226 and 333-136290). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

On June 1, 2015, Reliance Steel & Aluminum Co., a California corporation (“Reliance California”) merged with and into Reliance Steel & Aluminum Co., a Delaware corporation and a wholly-owned subsidiary of Reliance California (the “Company”), with the Company as the surviving entity. Immediately prior to the consummation of the Reincorporation, the Company had nominal assets and liabilities. The shareholders of Reliance California approved the Reincorporation at the 2015 Annual Meeting of Shareholders of Reliance California held on May 20, 2015.  The Company is deemed to be the successor issuer of Reliance California under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company as the successor issuer of Reliance California is filing this Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-204295, 333-202783, 333-147226 and 333-136290 (the “Registration Statements”), pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statements as a result of the Company’s reincorporation in the State of Delaware from the State of California (the “Reincorporation”).

In connection with the Reincorporation, the Company assumed the Reliance Steel & Aluminum Co. Directors Equity Plan, Reliance Steel & Aluminum Co. Employee Stock Ownership Plan, Reliance Steel & Aluminum Co. Master 401(k) Plan, Precision Strip Retirement and Savings Plan and the Reliance Steel & Aluminum Co. Amended and Restated Stock Option and Restricted Stock Plan, (collectively, the “Plans”) and all of the outstanding equity awards under the Plans. At the effective time of the Reincorporation, each outstanding equity award to purchase or acquire shares of Reliance California common stock, no par value, was converted into an equity award to purchase or acquire an equivalent number of shares of the Company’s common stock, par value $0.001 per share (our “Common Stock”), on the same terms and subject to the same conditions.

In accordance with Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Company, as successor issuer to Reliance California, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act. The applicable registration fees were paid at the time of the original filings of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate information into this Registration Statement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this Registration Statement. This Registration Statement incorporates by reference the documents set forth below, the file number for each of which is 001-13122, that have been previously filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 1, 2015;

•                  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on July 31, 2015;

•                  our Current Reports on Form 8-K, filed on March 2, 2015, May 27, 2015 and June 1, 2015; and

•                  the description of our Common Stock contained in our Registration Statement on Form 8-A/A, filed on June 1, 2015, pursuant to Section 12(b) of the Exchange Act, and all amendments thereto and reports filed for the purpose of updating such description.

In addition, all documents we file subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents (other than any documents, or portions of documents, not deemed to be filed).

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Article Seventh of the Restated Certificate of Incorporation of the registrant provides that a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of such provision of the Restated Certificate of Incorporation will not adversely affect any right or protection of a director of the registrant in respect of any act or omission occurring prior to the time of such amendment, modification or repeal

Article VI of the registrant’s Amended and Restated Bylaws (the “Bylaws”) provides, among other things, that the registrant shall, subject to certain limitations,  indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Article VI of the registrant’s Bylaws further provides that the registrant shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified.

In addition to the provisions of the registrant’s Bylaws, the registrant has entered into indemnification agreements with all of its present directors and officers, to indemnify these persons against liabilities arising from third party proceedings, or from proceedings by or in the right of the registrant, to the fullest extent permitted by law. Additionally, the registrant has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The General Corporation Law of the State of Delaware and Article VI of the registrant’s Bylaws  provide for the indemnification of officers and directors in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption for Registration Claimed.

Not Applicable.

Item 8. Exhibits

The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 4, 2015.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ GREGG J. MOLLINS
Gregg J. Mollins

Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Karla R. Lewis and William A. Smith II, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Post-Effective Amendment to the Registration Statements on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

/s/	GREGG J. MOLLINS	Chief Executive Officer and President	September 4, 2015
Gregg J. Mollins		(Principal Executive Officer); Director

/s/	KARLA R. LEWIS	Senior Executive Vice President and	September 4, 2015
Karla R. Lewis		Chief Financial Officer (Principal Financial Officer;
Principal Accounting Officer)

/s/	DAVID H. HANNAH	Executive Chairman of the Board; Director	September 4, 2015
David H. Hannah

/s/	SARAH J. ANDERSON	Director	September 4, 2015
Sarah J. Anderson

/s/	JOHN G. FIGUEROA	Director	September 4, 2015
John G. Figueroa

/s/	THOMAS W. GIMBEL	Director	September 4, 2015
Thomas W. Gimbel

/s/	DOUGLAS M. HAYES	Director	September 4, 2015
Douglas M. Hayes

/s/	MARK V. KAMINSKI	Director	September 4, 2015
Mark V. Kaminski

/s/	ANDREW G. SHARKEY III	Director	September 4, 2015
Andrew G. Sharkey III

/s/	LESLIE A. WAITE	Director	September 4, 2015
Leslie A. Waite

EXHIBIT INDEX

Exhibits	Description

4.1

Reliance Steel & Aluminum Co. Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 1, 2015)

4.2

Amended and Restated Bylaws of Reliance Steel & Aluminum Co. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 1, 2015)

5.1	Opinion of Hogan Lovells US LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement).